Exhibit 99.3
Unaudited Consolidated Financial Statements of ACS
as of and for the Three Months Ended September 30, 2009 and 2008
AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except per share amounts)

	September 30,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$558,761	$730,911
Accounts receivable, net	1,524,199	1,415,707
Income taxes receivable	—	19,210
Prepaid expenses and other current assets	252,196	249,257

Total current assets	2,335,156	2,415,085

Property, equipment and software, net	979,123	955,158
Goodwill	2,896,593	2,894,189
Other intangibles, net	446,190	436,383
Other assets	190,822	200,158

Total assets	$6,847,884	$6,900,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218,940	$272,889
Accrued compensation and benefits	177,061	251,510
Other accrued liabilities	395,634	388,262
Income taxes payable	3,524	—
Deferred taxes	91,567	90,798
Current portion of Senior Notes, net of unamortized discount	249,988	249,984
Current portion of long-term debt	43,100	45,188
Current portion of unearned revenue	171,365	187,349

Total current liabilities	1,351,179	1,485,980

Senior Notes, net of unamortized discount	249,641	249,625
Other long-term debt	1,780,646	1,791,904
Deferred taxes	479,009	469,606
Other long-term liabilities	284,960	281,726

Total liabilities	4,145,435	4,278,841

Commitments and contingencies (See Note 11)

Stockholders’ equity:
Class A common stock, $.01 par value, 500,000 shares authorized, 112,048 and 112,044 shares issued, respectively	1,120	1,120
Class B convertible common stock, $.01 par value, 14,000 shares authorized, 6,600 shares issued and outstanding	66	66
Additional paid-in capital	1,736,806	1,729,995
Accumulated other comprehensive loss, net	(40,302)	(45,014)
Retained earnings	2,060,727	1,991,933
Treasury stock at cost, 21,002 shares	(1,055,968)	(1,055,968)

Total stockholders’ equity	2,702,449	2,622,132

Total liabilities and stockholders’ equity	$6,847,884	$6,900,973

The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2009	2008
Revenues	$1,676,996	$1,604,454

Operating expenses:
Cost of revenues:
Wages and benefits	767,515	734,016
Services and supplies	428,377	373,505
Rent, lease and maintenance	205,091	202,143
Depreciation and amortization	96,887	97,606
Other	11,556	10,348

Cost of revenues	1,509,426	1,417,618

Other operating expenses	37,260	14,088

Total operating expenses	1,546,686	1,431,706

Operating income	130,310	172,748

Interest expense	29,254	35,208
Other non-operating expense (income), net	(9,096)	3,700

Pretax profit	110,152	133,840

Income tax expense	41,358	50,205

Net income	$68,794	$83,635

Earnings per share:
Basic	$0.70	$0.86

Diluted	$0.70	$0.85

Shares used in computing earnings per share:
Basic	97,642	97,307

Diluted	98,091	98,091
The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$68,794	$83,635

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	96,887	97,606
Stock-based compensation expense	6,927	5,695
Excess tax benefit on stock-based compensation	—	(80)
Deferred income tax expense	9,060	14,319
(Gain) loss on long-term investments	(9,093)	5,987
Gain on sale of business units	(178)	(441)
Provision for uncollectible accounts receivable	273	2,648
Other non-cash activities	14,046	9,406
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(108,115)	(84,192)
Prepaid expenses and other current assets	(6,700)	(13,257)
Other assets	8,747	1,840
Accounts payable	(54,181)	(1,202)
Accrued compensation and benefits	(74,450)	(90,483)
Other accrued liabilities	15,719	9,564
Income taxes receivable/payable	22,554	29,301
Other long-term liabilities	16,111	(8,988)
Unearned revenue	(27,500)	1,244

Total adjustments	(89,893)	(21,033)

Net cash (used in) provided by operating activities	(21,099)	62,602

Cash flows from investing activities:
Purchases of property, equipment and software, net	(93,927)	(64,550)
Additions to other intangible assets	(34,173)	(9,541)
Payments for acquisitions, net of cash acquired	(7,069)	(4,751)
Proceeds from divestitures, net of transaction costs	178	9,307
Purchases of investments	—	(2,596)
Proceeds from sale of investments	8,036	10,551

Net cash used in investing activities	(126,955)	(61,580)

Cash flows from financing activities:
Payments of long-term debt	(24,176)	(33,688)
Excess tax benefit on stock-based compensation	—	80
Proceeds from stock options exercised	155	5,599
Other, net	(75)	(81)

Net cash used in financing activities	(24,096)	(28,090)

Net decrease in cash and cash equivalents	(172,150)	(27,068)
Cash and cash equivalents at beginning of period	730,911	461,883

Cash and cash equivalents at end of period	$558,761	$434,815

The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. BASIS OF PRESENTATION
Affiliated Computer Services, Inc. (“ACS” or the “Company”) is a Fortune 500 and S&P 500 company with approximately 76,000 employees providing business process outsourcing and information technology services to commercial and government clients. We were incorporated in Delaware on June 8, 1988, and our corporate headquarters is located in Dallas, Texas. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts.
The consolidated financial statements are comprised of our accounts and the accounts of our controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The financial information presented should be read in conjunction with our consolidated financial statements for the fiscal year ended June 30, 2009. The foregoing unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The results for the interim period are not necessarily indicative of results to be expected for the year.
Significant accounting policies are detailed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.
We present cost of revenues in our Consolidated Statements of Income based on the nature of the costs incurred. Substantially all these costs are incurred in the provision of services to our customers. The selling, general and administrative costs included in cost of revenues are not material and are not separately presented in the Consolidated Statements of Income.
Subsequent events have been evaluated through October 22, 2009, the date the financial statements were issued.
2. PROPOSED SALE OF THE COMPANY
On September 27, 2009, Xerox Corporation (“Xerox”), Boulder Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Xerox, and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, which has been approved by the Boards of Directors of Xerox and the Company (and recommended by a special committee of independent directors of the Company), the Company will be merged with and into Merger Sub (the “Merger”). The foregoing description is qualified in its entirety by reference to that certain Current Report on Form 8-K/A filed by the Company on September 29, 2009 as well as the Merger Agreement and other agreements and documents incorporated therein.
During the three months ended September 30, 2009, we incurred approximately $18.1 million in costs related to this transaction including legal costs and $11.2 million related to the terms of the Employment Agreement between Darwin Deason, Chairman of our Board of Directors, and the Company. Under the Employment Agreement, the Company is required to make a specified payment to Mr. Deason upon the vote by the Board of Directors to approve a transaction that would constitute a “change of control” of the Company. Upon the Board of Directors’ approval of the Merger Agreement, on or about September 27, 2009, the “change of control” provision in the Employment Agreement was triggered. The payment was made to Mr. Deason during October 2009.
Because of the proposed Merger, the Company has decided to postpone indefinitely its 2009 Annual Meeting of Stockholders, which it had intended to hold on or around November 5, 2009.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. NEW ACCOUNTING PRONOUNCEMENTS
In December 2007, the Financial Accounting Standards Board (“FASB”) revised principles and requirements for how an acquirer accounts for business combinations. The revisions include guidance for recognizing and measuring the assets acquired, liabilities assumed, and any noncontrolling or minority interests in an acquisition. The revised guidance is applied prospectively and became effective for the Company for business combinations occurring on or after July 1, 2009. In association with these changes, we recorded a write-down of costs incurred for proposed acquisitions of approximately $3.8 million ($2.4 million, net of income tax) on July 1, 2009 included in other operating expenses in our Consolidated Statement of Income for the three months ended September 30, 2009.
In December 2007, the FASB also issued guidance that establishes accounting and reporting standards that require noncontrolling interests to be reported as a separate component of equity, and net income attributable to the parent and to the noncontrolling interest to be separately identified in the income statement. This guidance also requires changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. There was no impact on the financial position or results of operations as a result of the adoption of this change on July 1, 2009.
Effective for the Company on July 1, 2009, the FASB Accounting Standard Codification™ (the “FASB Codification”) is the source of authoritative accounting principles recognized by the FASB. The FASB Codification identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities presented in conformity with generally accepted accounting principles in the United States of America. The application of the FASB Codification did not have an impact on our financial condition or results of operations.
In December 2008, the FASB issued guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan, effective for fiscal years ending after December 15, 2009. We have not yet determined the resulting effect, if any, on our financial statement disclosures.
In September 2009, the FASB issued revised guidance for accounting for contracts that contain more than one contract element. Specifically, we currently allocate the total arrangement consideration based upon the elements’ relative fair value. The revised guidance established a selling price hierarchy for determining the selling price of the contract elements, which is based on: (a) vendor-specific objective evidence; (b) third party evidence; or (c) estimates. This guidance also expands the required disclosures and is effective for the Company on July 1, 2010. We do not anticipate that this revised guidance will have a material impact on our financial condition or results of operations and have not yet determined the resulting effect, if any, on our financial statement disclosures.
4. GLOBAL PRODUCTION INITIATIVE
During fiscal year 2009, we commenced a global production initiative to lower future labor costs. The following table reflects the activity for the accruals for involuntary termination of employees related to this global production initiative (in thousands):

Three Months Ended
September 30, 2009
Balance at June 30, 2009	$2,249
Reversals	(1,035)
Payments	(530)

Balance at September 30, 2009	$684

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. PENSION AND OTHER POST-EMPLOYMENT PLANS
Net periodic benefit cost
The following table provides the components of net periodic benefit cost (in thousands):

	Three Months Ended
	September 30,
	2009		2008
	Non-U.S.	U.S.	Non-U.S.	U.S.
Defined benefit plans:
Service cost	$1,044	$924	$1,732	$894
Interest cost	1,636	281	1,994	191
Expected return on assets	(1,494)	(315)	(1,786)	(240)
Recognized net actuarial gain	(2)	—	1	—
Amortization of prior service costs	—	55	—	55

Net periodic benefit cost for defined benefit plans	$1,184	$945	$1,941	$900

Contributions
We made contributions to the pension plans of approximately $3.8 million during the three months ended September 30, 2009. We expect to contribute approximately $14.6 million to our pension plans during fiscal year 2010.
6. EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended
	September 30,
	2009	2008
Numerator:
Net income	$68,794	$83,635

Denominator:
Basic weighted average shares	97,642	97,307
Effect of dilutive securities:
Stock options	449	784

Total potential common shares	449	784

Diluted weighted average shares	98,091	98,091

Earnings per share
Basic	$0.70	$0.86

Diluted	$0.70	$0.85

Additional dilution from assumed exercises of stock options is dependent upon several factors, including the market price of our Class A common stock. Weighted average stock options to purchase approximately 12.7 million and 9.6 million shares of common stock during the three months ended September 30, 2009 and 2008, respectively, were outstanding but were not included in the computation of diluted earnings per share because the average market price of the underlying stock did not exceed the sum of the option exercise price, unrecognized compensation expense and the windfall tax benefit.
The calculation of diluted earnings per share requires us to make certain assumptions related to the use of proceeds that would be received upon the assumed exercise of stock options. These assumed proceeds include the excess tax benefit that we receive upon assumed exercises. We calculate the assumed proceeds from excess tax benefits based on the deferred tax assets actually recorded without consideration of “as if” deferred tax assets.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. COMPREHENSIVE INCOME
The objective of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes within a company’s equity.
The components of comprehensive income are as follows (in thousands):

	Three Months Ended
	September 30,
	2009	2008
Net income	$68,794	$83,635
Other comprehensive income (loss):
Foreign currency translation adjustment	3,045	(36,334)
Unrealized losses on foreign exchange forward agreements (net of income tax of $(463) and $(694), respectively)	(895)	(1,145)
Amortization of unrealized loss on forward interest rate agreements (net of income tax of $240 and $240, respectively)	397	396
Unrealized gains on interest rate swap agreement (net of income tax of $509 and $159, respectively)	842	264
Unrealized gains (losses) on interest rate collar agreements (net of income tax of $779 and $(207), respectively)	1,288	(342)
Amortization of prior service costs (net of income tax of $20 and $20, respectively)	35	35

Comprehensive income	$73,506	$46,509

The following table represents the components of accumulated other comprehensive loss, net (in thousands):

	As of	As of
	September 30,	June 30,
	2009	2009
Foreign currency losses	$(18,442)	$(21,487)
Unrealized gains on foreign exchange forward agreements (net of income tax of $979 and $1,442)	1,537	2,432
Unrealized loss on forward interest rate agreements (net of income tax of $(3,013) and $(3,253), respectively)	(5,047)	(5,444)
Unrealized losses on interest rate swap agreement (net of income tax of $(11,004) and $(11,513), respectively)	(18,211)	(19,053)
Unrealized losses on interest rate collar agreements (net of income tax of $(1,511) and $(2,290), respectively)	(2,501)	(3,789)
Unrecognized prior service costs (net of income tax of $(449) and $(469), respectively)	(771)	(806)
Unrealized gains on funded status of pension and other benefit plans (net of income tax of $1,050 and $1,050, respectively)	3,133	3,133

Total	$(40,302)	$(45,014)

We operate in countries where the functional currency is other than the U.S. dollar, such as the euro, British pound, Indian rupee and other local currencies. When the financial statements of our foreign subsidiaries are consolidated into our U.S. GAAP financial statements, and where such subsidiaries functional currencies are a currency other than the U.S. dollar, we convert such financial statements from the local functional currency of the foreign subsidiary into U.S. dollars. The assets and liabilities are converted using the applicable quarter-end spot exchange rate, while the revenues, expenses and net income of the subsidiaries are converted using an average exchange rate for each month during the period. Because exchange rates fluctuate over time, a debit or credit difference arises between the translated value of each foreign subsidiary’s assets and liabilities, using the latest quarter end spot rate, and the translated value of such subsidiary’s owners’ equity, which is carried at the average historical rate.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All debits and credits accumulated during the fiscal year are netted for presentation purposes and considered to be translation gains and losses. These cumulative translation gains and losses, and the resulting activity within the fiscal year are reported within accumulated other comprehensive loss, net in the stockholders’ equity section of our Consolidated Balance Sheets.
8. FINANCIAL INSTRUMENTS
Derivatives and Hedging Activities
We use certain financial derivatives to mitigate our exposure to volatility in interest rates and foreign currency exchange rates. We use these derivative instruments to hedge exposures in the ordinary course of business and do not invest in derivative instruments for speculative purposes. Each derivative is designated as a cash flow hedge or remains undesignated. Changes in the fair value of derivatives that are designated and effective as cash flow hedges are recorded net of related tax effects in accumulated other comprehensive loss, net and are reclassified to the income statement when the effects of the item being hedged are recognized in the income statement. Any changes in derivative fair values due to ineffectiveness are recognized currently in income. Changes in the fair value of undesignated hedges are recognized currently in the income statement as other non-operating expense (income), net.
Foreign currency forward agreements
We utilize derivative financial instruments to manage our exposure to foreign currencies related to our domestic and international operations. We enter into foreign currency forward agreements in order to hedge the exchange rate risk associated with specific forecasted transactions, including revenue receipts from clients and payments for cost of revenues. Currencies that we hedge consist primarily of the Mexican peso, Indian rupee, Philippine peso, British pound, euro and Swiss franc. We designate only those contracts which closely match the terms of the underlying transaction as cash flow hedges for accounting purposes. The forward contracts are assessed for effectiveness at inception and on an ongoing basis. During the three months ended September 30, 2009 and 2008, there was no material deemed ineffectiveness related to cash flow hedges, and no reclassification to earnings due to hedged transactions no longer expected to occur. The majority of our contracts will expire at various times over the next 12 months. Results of hedges of revenue receipts and payments to suppliers are recognized in revenues and cost of revenues, respectively, when the underlying transactions affect net income. The net gain of $2.5 million ($1.5 million, net of income tax) related to our revenue and cost of revenue hedges outstanding as of September 30, 2009 is expected to be recognized in earnings within the next 12 months. An immaterial amount of gain relates to hedges with maturities extending beyond 12 months. As of September 30, 2009 and June 30, 2009, the notional amount of our foreign exchange cash flow hedges was $109.0 million and $79.5 million, respectively.
Derivatives not designated as hedging instruments
We have entered into certain other foreign currency contracts not designated as qualified hedges for accounting purposes, although management believes they are essential economic hedges. As of September 30, 2009 and June 30, 2009, the notional amount of these agreements was $40.9 million and $28.3 million, respectively, with maturities ranging from October 2009 to August 2010.
Interest rate hedges
In January 2008, we entered into a zero cost interest rate collar with an interest rate cap of 3.281% and a floor of 2.425%. The notional amount of the collar is $500 million executed in two transactions each having two year terms, $300 million of which expires on January 30, 2010 and $200 million of which expires on February 11, 2010. In March 2007, we entered into a five-year amortizing interest rate swap agreement structured so that we pay a fixed interest rate of 4.897% and receive a floating interest rate equal to the one-month LIBOR rate. At both September 30, 2009 and June 30, 2009, the notional amount of the interest rate swap was $475 million. The interest rate collar and interest rate swap are designated as cash flow hedges of forecasted interest payments on up to $975 million of outstanding floating rate debt. The transactions had a fair market value of zero at inception. Over the next 12 months, we expect to reclassify $21.2 million of deferred losses from accumulated other comprehensive loss, net to interest expense as interest payments related to the designated interest rate swap and collars are recognized.
In order to hedge the variability of future interest payments related to our Senior Notes issuance, we entered into forward interest rate agreements in April 2005. The agreements were designated as cash flow hedges of forecasted interest payments in anticipation of the issuance of the Senior Notes. The notional amount of the agreements totaled $500 million and the agreements were terminated in June 2005 upon issuance of the Senior Notes. The settlement of the forward interest rate agreements of $19.0 million ($12.0 million, net of income tax) was recorded in accumulated other comprehensive loss, net, and is being amortized as an increase in reported interest expense over the term of the Senior Notes, with approximately $2.1

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million to be amortized over the next 12 months. We amortized approximately $0.6 million to interest expense during each of the three months ended September 30, 2009 and 2008.
Please see Note 9 for information regarding the fair value of our financial instruments and Note 7 for additional information on changes in accumulated other comprehensive loss, net for the three months ended September 30, 2009 and 2008.
The following table presents the fair values of derivative instruments included within the Consolidated Balance Sheets (in thousands):

		As of	As of
		September 30,	June 30,
Item	Balance Sheet Location	2009	2009
Asset derivatives
Derivatives designated as hedging instruments
Foreign exchange forward agreements	Prepaid expenses and other current assets	$2,926	$3,860

		2,926	3,860

Derivatives not designated as hedging instruments
Non-qualified foreign exchange forward agreements	Prepaid expenses and other current assets	193	345

		193	345

Total asset derivatives		$3,119	$4,205

Liability derivatives
Derivatives designated as hedging instruments
Foreign exchange forward agreements	Other accrued liabilities	$412	$—
Interest rate swap and collar	Other accrued liabilities	21,211	24,704
Interest rate swap and collar	Other long-term liabilities	12,015	11,941

		33,638	36,645

Derivatives not designated as hedging instruments
Non-qualified foreign exchange forward agreements	Other accrued liabilities	913	390

		913	390

Total liability derivatives		$34,551	$37,035

The following tables present the amounts affecting the Consolidated Statements of Income (in thousands):

Gain (Loss)
Gain (Loss)	Reclassified from
Recognized in Other	Accumulated Other
Comprehensive Income	Location of Gain	Comprehensive Loss, Net
(Loss), Net on Derivatives (a)	(Loss) Reclassified	into Income (a)
Three Months Ended	from Accumulated	Three Months Ended
Derivatives Designated	September 30,	Other Comprehensive	September 30,
as Hedging Instruments	2009	2008	Loss, Net into Income (a)	2009	2008
Cash flow hedges:
Foreign currency forward contracts	$(435)	$(244)	Revenues	$122	$161
Foreign currency forward contracts	112	(637)	Cost of revenues	913	797
Interest rate swap	(4,188)	(3,377)	Interest expense	(5,539)	(3,800)
Interest rate collar	(661)	(549)	Interest expense	(2,728)	—

Total designated cash flow hedges	$(5,172)	$(4,807)	$(7,232)	$(2,842)

(a)	For the three months ended September 30, 2009 and 2008, we recorded no ineffectiveness from cash flow hedges.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Gain (Loss) Recognized
		in Income on Derivatives
		Three Months Ended
Derivatives not Designated	Location of Gain (Loss)	September 30,
as Hedging Instruments	Recognized in Income	2009	2008
Foreign currency forward contracts	Other non-operating expense (income), net	$(1,364)	$(783)
At September 30, 2009, Citibank, N.A., Wells Fargo Bank, N.A., and SunTrust Bank were the counterparties with respect to all but an insignificant portion of our derivative liability. Our derivative liability totaled $1.04 billion in notional amounts as of September 30, 2009. The aggregate fair value amount of derivative instruments that contain credit-risk-related contingent features that are in a net liability position at September 30, 2009 is $34.6 million.
Under the terms of our derivative instruments with each of these counterparties, in the event of (i) bankruptcy or insolvency of the Company (or certain of its subsidiaries as set forth in the Credit Facility), (ii) bankruptcy or insolvency of the counterparty under the derivative instrument, or (iii) certain events of default (including failure to pay or deliver, cross defaults and the failure to comply with specified secured interest and lien requirements) or illegality, impossibility or certain tax events, in each case, the derivative instruments may terminate and we may be required to pay termination amounts there under to the extent we owe such amounts to the relevant counterparty. In addition, the terms of certain of these derivative instruments provide for termination of such instruments and the payment of termination amounts (to the extent we owe such a termination amount) if the Company were to be merged with or into, or all or substantially all of its assets were to be acquired by, another entity, and the surviving or transferee entity’s creditworthiness is materially weaker than the Company’s. We have netting arrangements with each of these counterparties that provide for offsetting payables against receivables from separate derivative instruments with each of the counterparties. Each of these counterparties to our derivative instruments are also lenders under our Credit Facility. Our Credit Facility, senior subordinated notes and substantially all of our derivative instruments contain provisions that provide for cross defaults and acceleration of those debt instruments and possible termination of those derivative instruments in certain situations.
Investments
As of September 30, 2009 and June 30, 2009, as part of our deferred compensation and other employee benefit plans, we held investments in insurance policies with a fair market value of $63.9 million and $57.7 million, respectively, and mutual funds with a fair market value of $26.6 million and $24.9 million, respectively. We recorded gains (losses) on these investments of $8.0 million and $(5.8 million) during the three months ended September 30, 2009 and 2008, respectively. Our deferred compensation plan mutual funds are classified as trading securities. We had unrealized trading losses of $(1.8 million) and $(3.7 million) related to mutual fund investments held on September 30, 2009 and June 30, 2009, respectively.
During the three months ended September 30, 2009, we sold our U.S. Treasury Notes and recorded a gain on the sale of the Treasury Notes of $0.5 million. As of June 30, 2009, we held approximately $7.4 million of U.S. Treasury Notes in conjunction with a contract in our Government segment, which were pledged in accordance with the terms of the contract to secure our performance, and were classified as investments held to maturity.
9. FAIR VALUE MEASUREMENTS
Effective July 1, 2008, we adopted the authoritative guidance for fair value measurements and the fair value option for financial assets and financial liabilities. We did not record an adjustment to retained earnings as a result and the adoption did not have a material effect on the Company’s results of operations. The guidance for the fair value option for financial assets and financial liabilities provides companies the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be measured at fair value.
On July 1, 2009, we adopted a newly issued accounting standard for fair value measurements of all nonfinancial assets and nonfinancial liabilities not recognized or disclosed at fair value in the financial statements on a recurring basis. The accounting standard for those assets and liabilities did not have a material impact on our financial position, results of operations or liquidity. We did not have any significant nonfinancial assets or nonfinancial liabilities that would be recognized or disclosed at fair value on a recurring basis as of September 30, 2009.
The FASB provides a fair value framework that requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

Description	Level 1	Level 2	Level 3	Total
ASSETS
Other current assets
Foreign currency derivatives (a)	$—	$3,119	$—	$3,119
Other assets
Deferred compensation investments in cash surrender life insurance (b)	—	63,874	—	63,874
Deferred compensation investments in mutual funds (c)	—	26,593	—	26,593

Total assets	$—	$93,586	$—	$93,586

LIABILITIES
Other current liabilities
Foreign currency derivatives (a)	$—	$1,325	$—	$1,325
Interest rate swap and collar (d)	—	21,211	—	21,211
Other long-term liabilities
Deferred compensation plan liabilities (e)	—	85,258	—	85,258
Interest rate swap (d)	—	12,015	—	12,015

Total liabilities	$—	$119,809	$—	$119,809

(a)	Foreign currency derivatives consist of foreign currency forward agreements. Fair value is determined using observable market inputs such as the forward pricing curve, currency volatilities, currency correlations and interest rates, and considers nonperformance risk of the Company and that of its counterparties.

(b)	Fair value is reflected as the cash surrender value of Company-owned life insurance.

(c)	Fair value is based on quoted market prices for actively traded assets similar to those held by the deferred compensation plan.

(d)	The fair values of the interest rate swap and collars are determined using prices obtained from pricing agencies and financial institutions that develop values based on inputs observable in active markets, including interest rates, with consideration given to the nonperformance risk of the Company and that of its counterparties.

(e)	Fair value of the deferred compensation liability is based on the fair value of investments corresponding to employees’ investment selections, based on quoted prices for similar assets in actively traded markets.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. SEGMENT INFORMATION
The following is a summary of certain financial information by reportable segment (in thousands):

	Commercial	Government	Corporate	Consolidated
Three Months Ended September 30, 2009
Revenues	$1,020,373	$656,623	$—	$1,676,996
Operating expenses (excluding depreciation and amortization)	851,640	533,709	64,450	1,449,799
Depreciation and amortization expense	67,786	27,930	1,171	96,887

Operating income (loss)	$100,947	$94,984	$(65,621)	$130,310

Three Months Ended September 30, 2008
Revenues (a)	$959,417	$645,037	$—	$1,604,454
Operating expenses (excluding depreciation and amortization)	798,225	511,195	24,680	1,334,100
Depreciation and amortization expense	70,619	26,352	635	97,606

Operating income (loss)	$90,573	$107,490	$(25,315)	$172,748

(a)	Revenues in our Government segment include revenues from operations divested through September 30, 2009 of $0.3 million for the three months ended September 30, 2008.
11. COMMITMENTS AND CONTINGENCIES
Stock Option Grant Practices
On March 3, 2006, we received notice from the SEC that it was conducting an investigation into certain stock option grants made by us from October 1998 through March 2005. On June 7, 2006 and on June 16, 2006, we received requests from the SEC for information on all of our stock option grants since 1994. We have been providing supplemental information to the SEC on a voluntary basis following the initial SEC requests. The SEC issued its formal order of investigation in August 2006. The investigation remains active and the Company has had ongoing discussions with the SEC regarding its resolution.
On May 17, 2006, we received a grand jury subpoena from the United States District Court, Southern District of New York, requesting production of documents related to the granting of our stock option grants. We responded to the grand jury subpoena and produced documents to the United States Attorney’s Office in connection with the grand jury proceeding.
In response to the investigation by the SEC and the subpoena from a grand jury in the Southern District of New York, we initiated an internal investigation of our stock option grant practices. The investigation reviewed our historical stock option grant practices during the period from 1994 through 2005, including all 73 stock option grants made by us during this period, and the related disclosure in our Form 10-Q for the three months ended March 31, 2006 (the “May 2006 Form 10-Q”). We informed the SEC and the United States Attorney’s Office for the Southern District of New York of the results of our internal investigation. The results of the internal investigation are disclosed in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 (the “2006 Form 10-K/A”).
Subsequent to the delivery of the results of the investigation, we, with the approval of our Audit Committee, determined that the cumulative non-cash stock-based compensation expense adjustment and related income tax effects were material. Our decision to restate our financial statements was based on the facts obtained by management and a special committee comprised of all of the then independent members of the Board of Directors, which oversaw the internal investigation. We determined that the cumulative, pre-tax, non-cash stock-based compensation expense resulting from revised measurement dates was approximately $51.2 million during the period from our initial public offering in 1994 through June 30, 2006. The corrections relate to options covering approximately 19.4 million shares. Previously reported total revenues were not impacted by our restatement. The impact of the restatement on each year of our previously issued financial statements is more fully disclosed in our 2006 Form 10-K/A.
In light of the investigation and due to concerns regarding Section 409A of the Internal Revenue Code and related regulations (“409A”), beginning in December 2006, we took steps to minimize the effect of 409A. These steps included amending the

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
pricing of the options, purchasing, through a tender offer, the outstanding options and reimbursing option holders additional taxes incurred upon exercise. In addition, during the investigation, we determined that certain tax deductions taken with respect to the stock option grants in question were improper under Internal Revenue Code Section 162(m) and related regulations (“162(m)”). We restated our income tax liability for the relevant years to the Internal Revenue Service (“IRS”) and paid approximately $35.0 million in additional taxes, penalties and interest to the IRS. During fiscal year 2008, the IRS finalized its audit for our fiscal years 2001 through 2003 which should resolve any 162(m) for those years. This audit resulted in a revised liability of $26.9 million in income tax, interest and penalties. During fiscal year 2008, $5.9 million was released to income tax expense and $0.5 million was credited to additional paid-in capital. At this time, we expect the resolution of the fiscal year 2004 section 162(m) issues to be resolved within the next 12 months but cannot predict the timing of the resolution for fiscal year 2005.
Several shareholder derivative lawsuits were filed in connection with the Company’s stock option grant practices, generally alleging claims related to breach of fiduciary duty and unjust enrichment against certain of our directors and executives. Each of these lawsuits has been resolved and dismissed, resulting in the receipt of approximately $22.0 million from our Directors’ and Officers’ Insurance carriers, the receipt of approximately $1.8 million from certain former and current directors and executive officers, and the payment of approximately $22.0 million to the plaintiffs in the derivative actions, all of which occurred in fiscal year 2009. Related litigation brought by and on behalf of participants in the ACS Savings Plan was also resolved and dismissed, resulting in the payment of $1.5 million to the plaintiffs in fiscal year 2008; however, the distribution of applicable settlement proceeds remains ongoing.
In July 2007, we notified former employees with vested, unexercised and outstanding options which had exercise prices per share that were less, or may have been less, than the fair market value per share of ACS on the revised measurement dates for such options, as determined by us for accounting and tax purposes, that we will pay them the additional 20% income tax imposed by Section 409A based on the excess, if any, of the fair market value of our Class A common stock (up to $62 per share or up to $1.9 million in the aggregate) on the date a triggering event occurs or condition exists that under Section 409A results in the excess being recognized and reported as income on the former employee’s W-2 and the exercise price of the affected option (reduced by any gain that had become subject to tax in a prior year because of an earlier triggering event). As of September 30, 2009, we anticipate that these income tax reimbursements will be up to approximately $1.3 million based on the current fair market value of our Class A common stock on the exercise date and will be paid from cash flows from operating activities as the triggering event occurs for each option holder. During the three months ended September 30, 2009 and 2008, we charged (credited) approximately $0.8 million and $(0.3 million), respectively, to wages and benefits in our Consolidated Statements of Income related to these income tax reimbursements based on the current fair market value of our Class A common stock on September 30, 2009 and 2008. The estimated liability related to these income tax reimbursements will be adjusted to reflect changes in the current fair market value of our Class A common stock each quarter until the options are exercised.
Investigation Concerning Procurement Process at Hanscom Air Force Base
In October 2002, one of our subsidiaries, ACS Defense, LLC, and several other government contractors received a grand jury document subpoena issued by the U.S. District Court for the District of Massachusetts. The subpoena was issued in connection with an inquiry being conducted by the Antitrust Division of the Department of Justice (“DOJ”). The inquiry concerns certain IDIQ (Indefinite Delivery – Indefinite Quantity) procurements and their related task orders, which occurred in the late 1990s at Hanscom Air Force Base in Massachusetts. In February 2004, we sold the contracts associated with the Hanscom Air Force Base relationship to ManTech International Corporation (“ManTech”); however, we have agreed to indemnify ManTech with respect to this DOJ investigation, which remains ongoing.
Litigation arising from alleged patent infringement
On April 4, 2008, JP Morgan Chase & Co. (“JPMorgan”) filed a lawsuit against Affiliated Computer Services, Inc. and ACS SLS (collectively, “ACS”) in U.S. District Court in Wilmington, Delaware. JPMorgan seeks certain declarations as well as unspecified monetary damages related to alleged violations by ACS of JPMorgan’s electronic payment card, lockbox, and check processing and imaging patents. ACS is vigorously defending this lawsuit and has counterclaimed against JPMorgan seeking certain declarations as well as monetary damages related to JPMorgan’s violations of ACS’s payment processing patents. At this time, the likely outcome of this matter is not determinable with a reasonable degree of assurance.
Litigation Arising from Proposed Xerox Transaction
Nine lawsuits have been filed in connection with the proposed Merger with Merger Sub. Seven lawsuits were filed in the District and County Courts of Dallas County, Texas and two lawsuits were filed in Delaware Chancery Court. The plaintiffs in each case allege that they are Company stockholders, and they purport to bring a class action on behalf of all of the Company’s stockholders. The lawsuits generally assert claims of breach of fiduciary duties against members of the

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Company’s board of directors, allegedly aided and abetted by the Company and Xerox. The plaintiffs allege that the terms of the proposed acquisition are unfair to the Company’s Class A stockholders principally on the grounds that the consideration offered to the Class A stockholders is both inadequate and unfairly favorable to the Chairman of the Company, and that the proposed Merger is the result of an unfair process. Plaintiffs seek equitable relief, including an injunction against the proposed Merger, and recovery of unspecified monetary damages allegedly sustained by the stockholders. On October 7, 2009, the Delaware Chancery Court entered an order consolidating the two cases before it. On October 22, 2009, the Delaware Chancery Court granted the plaintiffs’ motion for class certification.
In connection with one of the lawsuits pending in the County Court of Dallas County, Texas, ACS, with the concurrence of Xerox, has agreed to an Undertaking pursuant to which it will, in furtherance of the Merger Agreement, provide confidential information to a potential acquiror if: (a) the potential acquiror executes a customary confidentiality agreement on terms no less restrictive than ACS’s existing confidentiality agreement with Xerox, which confidentiality agreement shall not contain a standstill provision; (b) the potential acquiror submits a Takeover Proposal as that term is defined in Section 7.03(d) of the Merger Agreement that the special committee determines in good faith to be reasonably likely to lead to a proposal that provides greater consideration to ACS’s Class A stockholders than provided in the Merger Agreement, which offer may be made expressly contingent on due diligence and obtaining financing commitments and may be subsequently modified or withdrawn; and (c) ACS’s special committee determines in good faith, after consulting with its financial advisors and ACS’s management, that the potential acquiror (i) has the financial resources to complete an acquisition of ACS that is more favorable to ACS’s stockholders and (ii) is submitting a Takeover Proposal for the purpose of acquiring ACS as opposed to merely pursuing a transaction in order to obtain competitively sensitive information from ACS. In addition, pursuant to this Undertaking: (a) ACS may disclose the above procedure to any potential acquiror that contacts ACS; (b) ACS may participate in discussions or negotiations with the person or entity making such Takeover Proposal (and its representatives) regarding such Takeover Proposal; (c) ACS may directly contact a potential acquiror who has made and continues to make such a Takeover Proposal; and (d) when sharing confidential information with its competitors, ACS may adopt appropriate procedures to protect its competitively sensitive information.
All of the litigation arising from the acquisition offer is being vigorously defended. ACS believes it has meritorious defenses to the plaintiffs’ claims. Accordingly, ACS has not accrued any amount on its balance sheet related to these lawsuits. It is not possible at this time to reasonably estimate the possible loss or range of loss, if any, should an unfavorable outcome occur for the matters noted above.
Other Litigation
In a tentative agreement to settle in September 2009 which was finalized on October 9, 2009, the Company settled an action 4KS Aviation III, Inc. v. Darwin A. Deason, DDH Aviation, LLC, and Affiliated Computer Services, Inc., which was pending in County Court of Dallas County, Texas. As part of the settlement, the Company paid the plaintiff approximately $12.0 million which included the acquisition of three airplanes which will be recorded at their fair market value of approximately $4.0 million, and agreed to a dismissal, with prejudice, of the case. We recorded a charge of $8.0 million during the three months ended September 30, 2009 related to the settlement. All other defendants in the case were voluntarily dismissed with prejudice by the plaintiff.
Other
Certain contracts, primarily in our Government segment, require us to provide a surety bond or a letter of credit as a guarantee of performance. As of September 30, 2009, $653.5 million of our outstanding surety bonds and $60.5 million of our outstanding letters of credit secure our performance of contractual obligations with our clients. Approximately $18.8 million of our letters of credit secure our casualty insurance and vendor programs and other corporate obligations. In general, we would only be liable for the amount of these guarantees in the event of default in our performance of our obligations under each contract, the probability of which we believe is remote. We believe that we have sufficient capacity in the surety markets and liquidity from our cash flow and our Credit Facility to respond to future requests for proposals.
Our Commercial Education business performs third party student loan servicing in the Federal Family Education Loan program (“FFEL”) on behalf of various financial institutions. We service these loans for investors under outsourcing arrangements and do not acquire any servicing rights that are transferable by us to a third party. At September 30, 2009, we serviced a FFEL portfolio of approximately 6.3 million loans with an outstanding principal balance of approximately $64.6 billion. Some servicing agreements contain provisions that, under certain circumstances, require us to purchase the loans from the investor if the loan guaranty has been permanently terminated as a result of a loan default caused by our servicing error. If defaults caused by us are cured during an initial period, any obligation we may have to purchase these loans expires. Loans that we purchase may be subsequently cured, the guaranty reinstated and the loans repackaged for sale to third parties. We evaluate our exposure under our purchase obligations on defaulted loans and establish a reserve for potential losses, or default liability reserve, through a charge to the provision for loss on defaulted loans purchased. The reserve is evaluated periodically and adjusted based upon management’s analysis of the historical performance of the defaulted loans. As of September 30, 2009, other accrued liabilities include reserves which we believe to be adequate.
We are obligated to make certain contingent payments to former shareholders of acquired entities upon satisfaction of certain contractual criteria in conjunction with certain acquisitions. During the three months ended September 30, 2009 and 2008, we made contingent consideration payments of $1.8 million and $2.9 million, respectively, related to acquisitions completed in prior years. As of September 30, 2009, the maximum aggregate amount of the outstanding contingent obligations to former shareholders of acquired entities is approximately $45.7 million. Any such payments primarily result in a corresponding increase in goodwill.
In addition to the foregoing, we are subject to certain other legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although we cannot predict the outcomes of these other proceedings, we do not believe these other actions, in the aggregate, will have a material adverse effect on our financial position, results of operations or liquidity.